Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-78475, 333-38638, 333-58670, 333-98933, 333-114744, 333-124925, 333-144143, 333-161418, 333-197770 and 333-212706 on Form S-8 of our reports dated February 22, 2018, relating to the consolidated financial statements and financial statement schedule of Avis Budget Group, Inc. and subsidiaries, and the effectiveness of Avis Budget Group, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Avis Budget Group, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP
New York, New York
February 22, 2018